Exhibit 3.2

CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

PRINCIPAL SOLAR, INC.

(Pursuant to Section 151 of the

Delaware General Corporate Law of the State of Delaware)

PRINCIPAL SOLAR, INC., a corporation organized and existing under the Delaware General Corporate Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 thereof:

HEREBY CERTIFIES:

A. That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), as amended, the Board of Directors adopted resolutions establishing a new series of 500,000 shares of $0.01 par value Preferred Stock of the Corporation.

RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be, and it hereby is, designated and amount thereof and the rights, preferences and limitations of such series are as follows:

1.          Designation of Shares. The designation of this series of Preferred Stock is “Series A Preferred Stock,” par value $0.01 per share (“Series A Preferred”).

2.          Number of Shares. The number of shares constituting the Series A Preferred shall be 500,000 shares.

3.          Stated Value. Each share of Series A Preferred shall have a stated value of $4.00 (“Stated Value”).

4.          Dividend Rights. Holders of Series A Preferred (the “Holders”) shall be entitled to receive, and the Corporation shall pay, a dividend of 12% of its Stated Value per annum, which dividend shall be paid to holders of Series A Preferred in additional shares of Series A Preferred at its Stated Value, or payable in cash upon redemption of Series A Preferred (each such date, a “Dividend Payment Date”). Dividends on Series A Preferred shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the original issue date on a simple interest basis. The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of Series A Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred in an amount equal to the dividend per share that such holders would have received had they converted their shares of Series A Preferred into shares of Common Stock immediately prior to the record date for the declaration of the Common Stock dividend at the Mandatory Conversion Price. “Common Stock” means the common stock, par value $0.01 per share, of the Corporation and common stock that may hereinafter be authorized and issued by the Corporation and any share of successor or replacement stock.

5.          Preference.

(a)     In the event of any Liquidity Event, distributions to stockholders of the Corporation shall be made in the following manner: Each holder of a share of Series A Preferred shall be entitled to receive, subject to the prior preferences and other rights of any class or series of stock of the Corporation ranking in the case of a Liquidity Event senior to the Series A Preferred, but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to holders of Common Stock or any other class or series of stock of the Corporation ranking in the case of a Liquidity Event junior to the Series A Preferred, as to the distribution of assets upon any Liquidity Event, by reason of their ownership of such stock, an amount equal to the Stated Value and accrued dividends (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Preference Amount”). In the event the funds or assets legally available for distribution to the holders of shares of Series A Preferred are insufficient to pay in full the Preference Amount as described above, then all funds or assets available for distribution to the holders of capital stock shall be paid to the holders of Series A Preferred pro rata based on the full Preference Amount to which they are entitled. After payment has been made to the holders of Series A Preferred of the full Preference Amount to which such holders shall be entitled, the remaining net assets of the Corporation available for distribution, if any, shall be distributed pro rata among the holders of Common Stock.

(b)     A “Liquidity Event” means (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”) or (ii) any sale, merger, consolidation, reorganization or other transaction which results in a Change of Control. A “Change of Control” means a reorganization, consolidation or merger of the Corporation with or into any other corporation or corporations (other than a wholly-owned subsidiary), or the sale, transfer, liquidation or other disposition of all or substantially all of the assets of the Corporation, or the consummation of any transaction or series of related transactions, unless a Financing Event (as defined below), in each case which results in the Corporation’s stockholders immediately prior to such transaction or series of related transactions, holding less than fifty percent (50%) of the voting power of the entity surviving or continuing (including the Corporation or the entity owning all or substantially all of the assets of the Corporation) following such transaction or series of related transactions; provided a Change of Control shall not apply to a merger effected solely for the purposes of changing the domicile of the Corporation.

6.          Conversion or Redemption. The shares of Series A Preferred shall be subject to the following discretionary and mandatory conversion and redemption provisions:

(a)     Discretionary Conversion. On or before the third (3) business day after the receipt of funds by the Corporation from a Qualified IPO (as hereinafter defined) of the Corporation (a “Financing Event”), the Holders, each at its option, may convert all or part of its Series A Preferred and accrued dividends into that number of securities offered in the Financing Event determined by dividing the Stated Value of such shares of Series A Preferred and accrued dividends by a conversion price equal to the Mandatory Conversion Price (the “Conversion Shares”). The Conversion Shares shall be issued subject to a restrictive legend in accordance with applicable securities laws.

(b)     Mandatory Redemption. At any time following the earlier of (A) the occurrence of an Event of Default (as hereinafter defined) and (B) the election of the Holders not to convert the Series A Preferred in accordance with Section 6(a), the Holders may require the Corporation by delivery of written notice (each, a “Redemption Notice”) to redeem all outstanding shares of the Series A Preferred (x) if such redemption is in connection with an Event of Default, within three (3) business days following delivery of the Redemption Notice and (y) if such redemption is in connection with an election by Holder to not convert the Series A Preferred, one (1) business day following the Mandatory Conversion/Redemption Date, for a purchase price equal to the Preference Amount (the “Redemption Payment”). The Redemption Payment shall be paid, at the election of Holders (i) in a lump sum cash payment on the date set forth in the applicable Redemption Notice or (ii) by delivery of a secured promissory note in accordance with the Securities Purchase Agreement; provided, however, that Holders may only exercise its rights arising out of clause (ii) at such time as such exercise shall not result in a default under the Permitted Indebtedness (as hereinafter defined).

The Corporation shall reserve from the proceeds received in connection with the Qualified IPO, such amount of funds necessary to redeem the Series A Preferred. If, at the time of any redemption pursuant to Section 6(b), the funds of the Corporation legally available for redemption of the Series A Preferred are insufficient to redeem all of the then outstanding shares of Series A Preferred, those funds that are legally available shall be used to redeem the maximum possible number of such shares, pro rata based upon the number of shares to be redeemed. At any time thereafter when additional funds of the Corporation become legally available for the redemption of the Series A Preferred, such funds shall immediately be used to redeem the balance of the shares of Series A Preferred that the Corporation has become obligated to redeem pursuant to Section 6(b), but which it has not redeemed. If less than all of the shares of Series A Preferred that are required to be redeemed pursuant to a redemption under Section 6(b)) are not redeemed due to insufficiency of funds legally available therefor, then the Corporation shall promptly issue a new certificate representing the unredeemed shares, without cost to the Holder. If and so long as any share of Series A Preferred that is required to have been redeemed pursuant to Section 6(b) remains unredeemed, the Corporation shall not (i) redeem, purchase or otherwise acquire any capital stock or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any capital stock or (ii) declare or make any payment in respect of dividends or distributions upon liquidation, winding up and dissolution of the Corporation on capital stock or, directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any capital stock.

(i)     “Mandatory Conversion / Redemption Date” means a date that is on or before the third business day after the Corporation receives proceeds from a Qualified IPO.

(ii)     “Mandatory Conversion Price” means $4.00, subject to adjustments as prescribed by Section 6(d) hereof.

(iii)     “Qualified IPO” means the offering of the Corporation’s equity securities pursuant to Registration Statement 333-203075.

(c)     Mechanics of Conversion. The conversion of Series A Preferred shall be conducted in the following manner:

(i)     Holder’s Delivery Requirements. To convert Series A Preferred into full shares of securities of the Corporation on any date (the “Conversion Date”), the Holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion (the “Conversion Notice”), to the Corporation, and (B) with respect to the final conversion of shares of Series A Preferred held by any holder, such holder shall surrender to a common carrier for delivery to the Corporation as soon as practicable following such Conversion Date but in no event later than six (6) business days after such date the original certificates representing the shares of Series A Preferred being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Series A Preferred Certificates”). Upon the Conversion Date, the rights of the holder as holder of the shares of Series A Preferred shall cease and the person or persons in whose name or names any certificate or certificates for shares of securities of the Corporation shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of such securities represented thereby. The Corporation shall not be obligated to issue certificates evidencing the shares of securities issuable upon such conversion unless certificates evidencing, or a lost certificate affidavit relating to, such shares of Series A Preferred so converted are either delivered to the Corporation or any such transfer agent.

(ii)     Corporation’s Response. Upon receipt by the Corporation of a facsimile copy of a Conversion Notice, the Corporation shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Corporation or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) business days following the date of receipt by the Corporation of the executed Conversion Notice, issue and deliver or cause to be delivered a certificate or certificates registered in the name of the Holder or its designee, for the number of shares of securities to which the Holder shall be entitled.

(iii)     Record Holder. The person or persons entitled to receive the shares of securities of the Corporation issuable upon a conversion of the Series A Preferred shall be treated for all purposes as the record holder or holders of such shares of securities on the Conversion Date.

(d)     Adjustments of Mandatory Conversion Price. If the Corporation, at any time while any share of Series A Preferred is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then in each case the Mandatory Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon mandatory redemption of the shares of Series A Preferred shall be proportionately adjusted such that the aggregate Mandatory Conversion Price of Series A Preferred shall remain unchanged. Any adjustment made pursuant to this Section 6(d) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(e)     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Corporation.

7.          Holder Protective Rights. Holder will enjoy all benefits and protective rights afforded by the DGCL. For so long as any share of the Senior Preferred Stock is outstanding Corporation shall not:

(a)     alter, amend or repeal the Certificate of Incorporation (including this Certificate of Designations) or the Bylaws;

(b)     (A) create, authorize or issue any class of equity securities that (1) ranks senior to the Series A Preferred as to dividends and distributions upon the liquidation, winding-up, and dissolution of the Corporation (“Senior Stock”), or (2) that ranks pari passu to the Series A Preferred in respect of the preferences as to dividends and distributions upon the liquidation, winding-up, and dissolution of the Corporation (the “Parity Stock”), or (B) reclassify any authorized capital stock into any Senior Stock or Parity Stock, or (C) create, authorize or issue any option, warrant, call or other right or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any Senior Stock or Parity Stock;

(c)     Make any payment outside their current existing payment terms with respect to indebtedness or debt securities (i) held by any affiliate of the Corporation or its offers, directors or employees, or (ii) with respect to Permitted Indebtedness (as hereinafter defined);

(d)     Incur indebtedness or create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security, other than the Permitted Indebtedness;

(e)     guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Corporation or any subsidiary arising in the ordinary course of business;

(f)     Initiate bankruptcy or insolvency proceedings;

(g)     purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series A Preferred as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(h)     adversely change any rights of the Series A Preferred; or

(i)     effect any stock split, restructuring, or other modification to the Common Stock prior to the execution of the Transaction Documents.

“Permitted Indebtedness” shall mean the following indebtedness currently outstanding as of the date hereof: (i) the indebtedness evidenced by that certain 8% Senior Secured Convertible Debenture due September 2, 2015, payable to Alpha Capital Anstalt (“Alpha Capital,” and such indebtedness, the “Alpha Indebtedness”), (ii) the indebtedness evidenced by that certain Loan and Security Agreement by and between Powerhouse One, LLC, Lincoln Farm I, LLC, Lincoln Farm II, LLC, Lincoln Farm III, LLC, Lincoln Farm IV, LLC, and Bridge Bank, National Association ("Bridge Bank"), and (iii) indebtedness evidencing the financing of insurance premiums (the “Insurance Indebtedness”); provided, however, that the Corporation may borrower amounts in excess of the currently outstanding amounts as Insurance Indebtedness as reasonably necessary to maintain such insurance premiums.

8.          Events of Default; Holder Remedies.

(a)     The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(i)     The failure of the Corporation to receive proceeds from the Qualified IPO in an amount sufficient to fully redeem the Series A Preferred for the Preference Amount;

(ii)     Any warranty, representation, statement, report or certificate made now or hereafter by the Corporation is untrue or incorrect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as the Corporation cures said breach within five (5) days for a breach that can be cured by the payment of money;

(iii)     The breach by the Corporation of any term or covenant contained herein;

(iv)     The Corporation shall commence a voluntary case concerning the Corporation under the Bankruptcy Code; or an involuntary proceeding is commenced against the Corporation under the Bankruptcy Code and relief is ordered against the Corporation, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of the Corporation; or the Corporation commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to the Corporation; or there is commenced against the Corporation any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or the Corporation fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or the the Corporation by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days;

(v)     The Corporation shall fail to pay any debt owed by it or is in default under any agreement with the Holders or any other party and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto;

(vi)     The occurrence of a Liquidity Event; or

(vii)     A Material Adverse Effect occurs with respect to the Corporation. . Fur purposes hereof, “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, prospects, condition (financial or otherwise) or assets of the Corporation and each subsidiary.

(b)     Additional Holder Remedies. Upon the occurrence of an Event of Default, Holder may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(i)     The Holder may elect to prepay the Alpha Indebtedness on behalf of the Corporation prior to the maturity thereof or pay the Alpha Indebtedness on the maturity thereof (the “Alpha Repayment”) in accordance with the terms of the Alpha Indebtedness and the Corporation shall cooperate fully with the requirements of such Alpha Prepayment. Upon the Alpha Prepayment, the Corporation shall issue to Holder a senior secured promissory note in the principal amount of the Alpha Repayment in form and substance reasonably acceptable to the Holder, including, without limitation, the granting of a security interest on all assets of the Corporation and any subsidiaries.

(ii)     The Holder may exercise the redemption right in accordance with Section 6.1(b)(i);

(iii)     The Corporation’s board of directors will aggressively seek strategic alternatives including, without limitation, marketing the Corporation to a private equity group, seeking out a strategic purchaser, seeking a merger of equals, or selling its interest in one or more of the solar projects.

(iv)     Exercise or pursue any other remedy or cause of action permitted under this Certificate of Designation, the Certificate of Incorporation, any agreement by and between the Holder and the Corporation or othwerwise conferred upon Holder by operation of law.

For the avoidance of doubt, the parties acknowledge and agree that notwithstanding anything contained herein, the damages incurred by Holder upon the occurrence of an Event of Default may exceed the Preference Amount, and Holder shall in no way be limited in seeking damages in excess thereof.

9.          No Fractional Shares. No fractional shares of Common Stock or other securities of the Corporation or scrip representing fractional shares shall be issued upon any conversion of shares of Series A Preferred. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock or other securities of the Corporation as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option.

10.          Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Corporation (a) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Series A Preferred above the Mandatory Conversion Price then in effect, (b) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series A Preferred and (c) shall, so long as any Series A Preferred are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Series A Preferred then outstanding (without regard to any limitations on conversion contained herein).

11.          Amendments. None of the terms of the Series A Preferred set forth herein may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred, voting together as a single class.

12.          Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series A Preferred Certificates representing the shares of Series A Preferred, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Series A Preferred Certificates, the Corporation shall execute and deliver new Series A Preferred Certificates of like tenor and date; provided, however, that the Corporation shall not be obligated to re-issue Series A Preferred Certificates if the Holder contemporaneously requests the Corporation to convert such shares of Series A Preferred Certificates into Common Stock or other securities of the Corporation.

13.          Exclusion of Other Rights and Privileges. Except as may otherwise be required by law, the Series A Preferred shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such resolution may be amended from time to time pursuant to Section 11 hereof).

B. That the above resolution was adopted by all necessary action on the part of the Corporation.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate in the name and on behalf of PRINCIPAL SOLAR, INC., on the 15th day of May, 2015, and the statements contained herein are affirmed as true under penalty of perjury.

PRINCIPAL SOLAR, INC.

__/s/ Michael Gorton_______

Michael Gorton

Chief Executive Officer